EXHIBIT 12.1
Statement of Computation of Ratios
Calculation of Ratios of Earnings to Fixed Charges
Ratio of earnings to fixed charges is computed by dividing income before taxes and fixed charges by fixed charges. Fixed charges consist of interest charges and interest portion of rent.

	Six Months
	Ended June		Fiscal Years Ending December 31,
	30, 2010		2009		2008		2007		2006		2005
(Loss) income before income taxes	$13,492		$(54,482)		$42,284		$28,897		$19,404		$8,615
Add:
Interest expense	2,598		5,245		6,130		3,344		1,943		1,000
Interest portion of rent (1)	2,025		4,067		3,450		1,879		930		635
(Loss) earnings as defined	$18,115		$(45,170)		$51,864		$34,120		$22,277		$10,250
Interest expense	2,598		5,245		6,130		3,344		1,943		1,000
Interest portion of rent (1)	2,025		4,067		3,450		1,879		930		635
Fixed charges as defined	$4,623		$9,312		$9,580		$5,223		$2,873		$1,635
Ratio of (loss) earnings to fixed charges	3.92	x	(4.85)	x(2)	5.41	x	6.53	x	7.75	x	6.27	x
Calculation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
Ratio of earnings to combined fixed charges and preference dividends is computed by dividing income before taxes and fixed charges plus preference dividends.

	Six Months
	Ended June
	30, 2010		2009		2008		2007		2006		2005

(Loss) income before income taxes	$13,492		$(54,482)		$42,284		$28,897		$19,404		$8,615
Add:
Interest expense	2,598		5,245		6,130		3,344		1,943		1,000
Interest portion of rent (1)	2,025		4,067		3,450		1,879		930		635
(Loss) earnings as defined	$18,115		$(45,170)		$51,864		$34,120		$22,277		$10,250
Interest expense	2,598		5,245		6,130		3,344		1,943		1,000
Interest portion of rent (1)	2,025		4,067		3,450		1,879		930		635
Preferred stock dividends	75		150		150		150		150		150
Total combined fixed charges and preference dividends as defined	$4,698		$9,462		$9,730		$5,373		$3,023		$1,785
Ratio of (loss) earnings to combined fixed charges and preference dividends	3.86	x	(4.77)	x(3)	5.33	x	6.35	x	7.37	x	5.74	x

(1)	Represents one-third of total rent expense which we believe is a reasonable estimate of the interest component of rent expense.

(2)	The ratio of earnings to fixed charges was less than 1:1 for the fiscal year ended December 31, 2009. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $54.5 million of earnings in the fiscal year ended December 31, 2009.

(3)	The ratio of earnings to combined fixed charges and preference dividends was less than 1:1 for the fiscal year ended December 31, 2009. In order to achieve a ratio of earnings to combined fixed charges and preference dividends of 1:1, we would have had to generate an additional $54.6 million of earnings in the fiscal year ended December 31, 2009.